Exhibit 1.3

SEARS CREDIT ACCOUNT MASTER TRUST II

MASTER TRUST CERTIFICATES

PRICING AGREEMENT

Dated:  October 17, 1996

To:   Sears Receivables Financing Group, Inc., as Seller under the
Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re:   Underwriting Agreement dated October 17, 1996 (a copy of
which is attached hereto)

Title:     Sears Credit Account Master Trust II, $500,000,000
6.45% Class A Master Trust Certificates, Series 1996-4

Initial Principal Amount of Certificates:
  $500,000,000 Class A Master Trust Certificates, Series 1996-4

Class A Expected Final Payment Date:  October 15, 2002

Series and Class Designation of Designated Securities:
  6.45% Class A Master Trust Certificates, Series 1996-4 (the
  "Class A Certificates")

Series Cut-Off Date:
Last day of the Due Period ending in September 1996

Certificate Rating:
Class A Certificates:   Aaa by Moody's Investors Service, Inc.
                          AAA by Standard & Poor's Ratings Services

Aggregate outstanding balance of Principal Receivables as of the last day of the Due Period ending in September
1996:           $7,027,629,788.95

Date of Series Supplement:      October 29, 1996

Certificate Rate:     Class A Certificates:     6.45% per annum

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from October 29, 1996.

                Class A Certificates:      99.275686%

Initial Public Offering Price: The initial public offering price for the Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from October 29, 1996.

                Class A Certificates:      99.575686%

Closing Location:
Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates,
Illinois 60179

Time of Delivery: 10:00 A.M., New York Time, on October 29,
1996, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

           CS First Boston Corporation
           55 East 52nd Street
           New York, New York 10055-0186

           Attention:      Scott J. Ulm
           Facsimile:      (212) 909-2000

Additional Agreements

           (a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

           (b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto (the "Class A Underwriters") agree that the Company and Sears may enter into that certain underwriting agreement and pricing agreement, each of even date herewith (collectively, the "Class B Underwriting Agreement"), with respect to the purchase and sale of the Class
B Master Trust Certificates, Series 1996-4 (the "Class B Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class A Underwriting Agreement") that the Class B Underwriting Agreement be duly executed and delivered by the parties thereto

           (c) If an underwriter under the Class B Underwriting Agreement (a "Class B Underwriter") shall default in its obligations to purchase the Class B Certificates and the Class B Underwriting Agreement terminates in accordance with its terms, the Class A Underwriters shall have the right to purchase the Class B Certificates on the same terms that the Class B Underwriters were entitled to purchase such Class B Certificates prior to the expiration of the Class B Underwriting Agreement and in the same proportions that the Class A Underwriters have agreed to purchase the Class A Certificates hereunder; provided, however, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates and the Class B Certificates for a period of not more than seven days, to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

           (d) If (i) a Class B Underwriter shall default in its obligations to purchase the Class B Certificates, (ii) the Class B Underwriting Agreement terminates in accordance with its terms and (iii) the Class A Underwriters do not agree to purchase the Class B Certificates on the terms and in the proportions described in paragraph (c) above, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class B Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

           (e) The purchase and sale of the Class A Certificates shall occur concurrently with, and shall be conditioned on, the purchase and sale of the Class B Certificates. Notwithstanding anything in the Agreement to the contrary, unless the Class A Underwriters purchase the Class B Certificates as described in paragraph (c) above, if the Class B Underwriting Agreement terminates because of the default of a Class B Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class A Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

           (f) In addition to the representations, warranties and agreements of the Company in Section 2(a) of the Agreement, the Company represents and warrants to, and agrees with, each of the Underwriters that the Series Term Sheet dated October 16, 1996 relating to the Designated Securities has been or will be filed with the Commission as an exhibit to a Current Report on Form
8-K within two business days of its first use, and will be or has been incorporated by reference in the Prospectus as amended or supplemented.

           The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.


                                Very truly yours,

                                CS FIRST BOSTON CORPORATION

                                By:


                                On behalf of each of the
Underwriters


Accepted:


SEARS RECEIVABLES FINANCING
GROUP, INC.


By:   ________________________________


SEARS, ROEBUCK AND CO.


By:

SCHEDULE I

                                                 Principal
                                                Amount of
                                                 Class A
                                                Certificates
                                                   to be
Underwriter                                     Purchased



CS First Boston Corporation . . . . .  . . . .  $100,000,000

Bear, Stearns & Co. Inc. . . . . . . . . .      $100,000,000

Goldman, Sachs & Co.. . . . . . . . . . . .     $100,000,000

Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated. . . . . . . . .  $100,000,000

Salomon Brothers Inc . . . . . . . . . . . .    $100,000,000


Total                                           $500,000,000